Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: April 27, 2023

Catalyst Bancorp, Inc. Announces 2023 First Quarter Results and Approval of New Share Repurchase Plan

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for Catalyst Bank (the “Bank”) (www.catalystbank.com), reported financial results for the first quarter of 2023. For the quarter, the Company reported net income of $73,000 compared to $171,000 for the fourth quarter of 2022.

"As our nation’s economic angst rises, our capital strength positions us to grow and thrive through whatever challenges the economy offers," said Joe Zanco, President and Chief Executive Officer of the Company and the Bank. "Our focus remains on helping locally-owned businesses grow so that, together, we can increase employment across our communities."

Capital and Share Repurchases

The Bank continues to maintain an exceptional capital position with a total risk-based capital ratio of 57.69% and 57.42% at March 31, 2023 and December 31, 2022, respectively. At March 31, 2023 and December 31, 2022, consolidated shareholders’ equity totaled $86.1 million, or 31.2% of total assets, and $88.5 million, or 33.6% of total assets, respectively.

The Company announced that its Board of Directors approved the Company’s second share repurchase plan (the “April 2023 Repurchase Plan”). Under the April 2023 Repurchase Plan, the Company may purchase up to 252,000 shares, or approximately 5% of the Company’s outstanding shares of common stock. Share repurchases under the April 2023 Repurchase Plan are expected to commence during the second quarter of 2023.

The Company announced its first share repurchase plan (the “January 2023 Repurchase Plan”) on January 26, 2023, and completed repurchases under the January 2023 Repurchase Plan in April 2023. Under the January 2023 Repurchase Plan, the Company repurchased 265,000 shares of its common stock at an average cost per share of $12.62.

Loans and Credit Quality

Loans totaled $132.7 million at March 31, 2023, down $917,000, or less than 1%, from December 31, 2022. During the first quarter of 2023, fundings on existing construction loans and new originations of commercial and industrial loans were offset by paydowns across other segments of the portfolio.

The majority of the Company’s loan portfolio consists of real estate loans secured by properties in our local market area, the Acadiana region of south Louisiana. Loans secured by one- to four-family residential properties totaled $86.5 million, or 65% of total loans, and commercial real estate loans totaled $19.3 million, or 15% of total loans, at March 31, 2023. Our commercial real estate loans are generally secured by retail and industrial use buildings, hotels, strip shopping centers and other properties used for commercial purposes in our market area. Approximately 66% of our real estate loans have adjustable rates and, of these adjustable-rate real estate loans, approximately $47.0 million are scheduled to re-price during the next 12 months.

Our non-real estate loans primarily consist of commercial and industrial loans of $14.1 million, or 11% of total loans, at March 31, 2023. The commercial and industrial portfolio mainly consists of direct loans to small and mid-sized businesses located in our market area. Since March 31, 2022, the Company has grown this segment of the portfolio by $4.0 million, which was largely driven by loans to local businesses involved in industrial manufacturing and equipment, communications, and professional services. Approximately 39% of our commercial and industrial loans have adjustable rates and, of these adjustable-rate commercial and industrial loans, approximately $5.5 million are scheduled to re-price during the next 12 months.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(Dollars in thousands)	3/31/2023	12/31/2022	Increase (Decrease)
Real estate loans
One- to four-family residential	$86,464	$87,508	$(1,044)	(1)%
Commercial real estate	19,303	19,437	(134)	(1)
Construction and land	6,536	6,172	364	6
Multi-family residential	3,146	3,200	(54)	(2)
Total real estate loans	115,449	116,317	(868)	(1)
Other loans
Commercial and industrial	14,109	13,843	266	2
Consumer	3,132	3,447	(315)	(9)
Total other loans	17,241	17,290	(49)	-
Total loans	$132,690	$133,607	$(917)	(1)%

At both March 31, 2023 and December 31, 2022, non-performing assets (“NPAs”) totaled $2.0 million and the ratio of NPAs to total assets was 0.73% and 0.76%, respectively. Non-performing loans (“NPLs”) totaled $1.7 million, or 1.27% of total loans, at March 31, 2023 and $1.7 million, or 1.26% of total loans, at December 31, 2022. At March 31, 2023 and December 31, 2022, approximately 94% of total NPLs were one- to four-family residential mortgage loans.

Net loan recoveries totaled $54,000 during the first quarter of 2023, compared to net loan recoveries of $3,000 for the fourth quarter of 2022. During the first quarter of 2023, the Company recovered $41,000 of principal from a previously charged-off residential mortgage loan. In addition to the recovery of principal, the Company recovered $29,000 of interest income related to the same loan during the first quarter of 2023.

CECL Adoption and Allowance for Credit Losses

As of January 1, 2023, the Company adopted Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced a new framework known as CECL. The adoption of CECL resulted in a $209,000, or 12%, increase in the allowance for loan losses, and a $216,000 increase in other liabilities due to the allowance for credit losses on unfunded commitments. At adoption, we also recorded a corresponding $335,000 after-tax decrease in retained earnings. The increase in the total allowance for credit losses, which is inclusive of the reserve for unfunded commitments, was primarily due to the addition of forecasted credit losses.

At January 1, 2023, the allowance for loan losses totaled $2.0 million, or 1.51% of total loans, compared to $1.8 million, or 1.35% of total loans, at December 31, 2022. At March 31, 2023, the allowance for loan losses totaled $2.1 million, or 1.56% of total loans, and the allowance for credit losses on unfunded commitments totaled $216,000, unchanged from the date of adoption. The Company did not record a provision for or a reversal of loan losses during the first quarter of 2023.

Investment Securities

Total investment securities were $92.4 million at March 31, 2023, down $669,000, or 1%, from December 31, 2022. At March 31, 2023 and December 31, 2022, 87% of total investment securities, based on amortized cost, were classified as available-for-sale. Net unrealized losses on securities available-for-sale totaled $10.1 million at March 31, 2023, compared to $11.5 million at December 31, 2022. For the first quarter of 2023, the average yield on the investment securities portfolio was 1.66%, up five basis points from the fourth quarter of 2022.

The following table summarizes the amortized cost and fair value of our investment securities portfolio as of March 31, 2023.

	March 31, 2023
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$72,032	$24	$(8,818)	$63,238
U.S. Government and agency obligations	10,981		(905)	10,076
Municipal obligations	6,048	12	(437)	5,623
Total available-for-sale	$89,061	$36	$(10,160)	$78,937
Securities held-to-maturity
U.S. Government and agency obligations	$13,005	$-	$(2,327)	$10,678
Municipal obligations	466	-	(25)	441
Total held-to-maturity	$13,471	$-	$(2,352)	$11,119

Deposits and Liquidity

Total deposits were $179.7 million at March 31, 2023, up $14.6 million, or 9%, from December 31, 2022. The increase in deposits was primarily due to an increase in the balance of public funds. Our public funds consist primarily of non-interest bearing and NOW account deposits from municipalities within our market. At March 31, 2023, total public fund deposits amounted to $40.1 million, or 22% of total deposits.

Our total uninsured deposits (that is deposits in excess of the FDIC’s insurance limit), inclusive of public funds, were approximately $59.7 million at March 31, 2023. Total uninsured non-public funds deposits were approximately $24.6 million at March 31, 2023. The full amount of our public funds deposits in excess of the FDIC’s insurance limit are secured by pledging investment securities or by allocating available portions of a letter of credit from the FHLB to collateralize the balances. At March 31, 2023, the amortized cost and fair value of investment securities pledged to secure public fund deposits totaled $36.9 million and $31.6 million, respectively.

The following table sets forth the composition of the Bank’s deposits as of the dates indicated.

(Dollars in thousands)	3/31/2023	12/31/2022	Increase (Decrease)
Non-interest-bearing demand deposits	$35,483	$33,657	$1,826	5%
NOW	49,252	36,991	12,261	33
Money market	16,153	15,734	419	3
Savings	28,200	26,209	1,991	8
Certificates of deposit	50,624	52,503	(1,879)	(4)
Total deposits	$179,712	$165,094	$14,618	9%

The ratio of the Company’s total loans to total deposits was 73% and 80% as of March 31, 2023 and December 31, 2022, respectively. In addition to our deposit base, our secondary sources of liquidity include borrowings from the FHLB and a line of credit from our primary correspondent bank. At March 31, 2023, we had available capacity to borrow $34.3 million from the FHLB and an additional $17.8 million on a line of credit with our primary correspondent bank.

Net Interest Income

Net interest margin for the first quarter of 2023 was 3.10%, up 14 basis points compared to the prior quarter. The average yield on interest-earning assets increased by 29 basis points to 3.57% for the first quarter of 2023, while the average rate on interest-bearing liabilities increased by 25 basis points to 0.80%, compared to the fourth quarter of 2022.

Net interest income for the first quarter of 2023 was $2.0 million, up $66,000, or 3%, from the fourth quarter of 2022 primarily due to an increase in interest income from loans (up $86,000, or 6%) and other interest income (up $66,000, or 46%). These increases were partially offset by an increase in interest expense on deposits (up $103,000, or 79%). The Company’s interest-earning asset yield continues to benefit from rising interest rates due to increasing yields on our adjustable-rate loan portfolio and our interest-earning cash, which is included in other interest-earning assets. However, rising interest rates have also increased competition for deposits and have led us to offer higher rates on our deposit accounts.

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	3/31/2023			12/31/2022
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
INTEREST-EARNING ASSETS
Loans receivable(1)	$133,781	$1,629	4.94%	$133,102	$1,543	4.60%
Investment securities(TE)(2)	103,739	427	1.66	105,488	418	1.61
Other interest earning assets	19,820	211	4.33	17,443	145	3.29
Total interest-earning assets(TE)	$257,340	$2,267	3.57%	$256,033	$2,106	3.28%
INTEREST-BEARING LIABILITIES
NOW, money market and savings accounts	$90,972	$81	0.36%	$84,157	$37	0.18%
Certificates of deposit	51,528	152	1.20	54,977	93	0.67
Total interest-bearing deposits	142,500	233	0.66	139,134	130	0.37
FHLB advances	9,216	68	2.96	9,930	76	3.07
Total interest-bearing liabilities	$151,716	$301	0.80%	$149,064	$206	0.55%
Net interest-earning assets	$105,624			$106,969
Net interest income; average interest rate spread(TE)		$1,966	2.77%		$1,900	2.73%
Net interest margin(TE)(3)			3.10%			2.96%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Average investment securities does not include unrealized holding gains/losses on available-for-sale securities.
(3)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Income

Non-interest income for the first quarter of 2023 was $294,000, down $7,000, or 2%, from the fourth quarter of 2022 primarily due to a decrease in debit card and ATM transaction fees included in service charges on deposit accounts.

Non-interest Expense

Non-interest expense for the first quarter of 2023 totaled $2.2 million, up $183,000, or 9%, compared to the fourth quarter of 2022.

Data processing and communication expense totaled $227,000 for the first quarter of 2023, up $52,000, or 30%, from the prior quarter. During the fourth quarter of 2022, the Company received a credit from our core system provider, which lowered data processing and communication expense by $26,000 for the fourth quarter. The remaining increase in data processing and communication expense was primarily due to annual rate increases by our core system provider.

Professional fees totaled $129,000 for the first quarter of 2023, up $63,000, or 95%, from the prior quarter primarily due to increases in expenses related to audit and consulting services and 2022 annual reporting.

Franchise and shares tax expense increased $43,000, compared to the fourth quarter of 2022. During the fourth quarter of 2022, the Company recorded a reversal of franchise and shares tax expense of $16,000. Shares tax due for 2022 was received during the fourth quarter of 2022 and the actual expense was less than our initial estimate.

About Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $275.8 million in assets at March 31, 2023. Catalyst Bank, formerly St. Landry Homestead Federal Savings Bank, has been in operation in the Acadiana region of south-central Louisiana for over 100 years. With a focus on fueling business and improving lives throughout the region, Catalyst Bank offers commercial and retail banking products through our six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. To learn more about Catalyst Bank, visit www.catalystbank.com.

Forward-looking Statements

This press release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Catalyst Bancorp, Inc. and Catalyst Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)		(Unaudited)
(Dollars in thousands)	3/31/2023	12/31/2022	3/31/2022
ASSETS
Non-interest-bearing cash	$3,531	$5,092	$511
Interest-bearing cash and due from banks	23,996	8,380	39,585
Total cash and cash equivalents	27,527	13,472	40,096
Investment securities:
Securities available-for-sale, at fair value	78,937	79,602	84,649
Securities held-to-maturity	13,471	13,475	13,492
Loans receivable, net of unearned income	132,690	133,607	132,252
Allowance for loan losses	(2,070)	(1,807)	(2,173)
Loans receivable, net	130,620	131,800	130,079
Accrued interest receivable	675	673	536
Foreclosed assets	320	320	320
Premises and equipment, net	6,202	6,303	6,475
Stock in correspondent banks, at cost	1,823	1,808	1,794
Bank-owned life insurance	13,714	13,617	8,824
Other assets	2,539	2,254	1,204
TOTAL ASSETS	$275,828	$263,324	$287,469

LIABILITIES
Deposits:
Non-interest-bearing	$35,483	$33,657	$33,056
Interest-bearing	144,229	131,437	150,028
Total deposits	179,712	165,094	183,084
Federal Home Loan Bank advances	9,243	9,198	9,063
Other liabilities	747	558	663
TOTAL LIABILITIES	189,702	174,850	192,810

SHAREHOLDERS' EQUITY
Common stock	51	53	53
Additional paid-in capital	48,259	51,062	50,821
Unallocated common stock held by benefit plans	(6,664)	(6,307)	(4,126)
Retained earnings	52,478	52,740	52,419
Accumulated other comprehensive income (loss)	(7,998)	(9,074)	(4,508)
TOTAL SHAREHOLDERS' EQUITY	86,126	88,474	94,659
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$275,828	$263,324	$287,469

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(Dollars in thousands)	3/31/2023	12/31/2022	3/31/2022
INTEREST INCOME
Loans receivable, including fees	$1,629	$1,543	$1,563
Investment securities	427	418	329
Other	211	145	19
Total interest income	2,267	2,106	1,911
INTEREST EXPENSE
Deposits	233	130	92
Advances from Federal Home Loan Bank	68	76	68
Total interest expense	301	206	160
Net interest income	1,966	1,900	1,751
Provision for (reversal of) credit losses	-	-	(71)
Net interest income after provision for (reversal of) loan losses	1,966	1,900	1,822
NON-INTEREST INCOME
Service charges on deposit accounts	183	189	168
Bank-owned life insurance	97	98	21
Other	14	14	8
Total non-interest income	294	301	197
NON-INTEREST EXPENSE
Salaries and employee benefits	1,203	1,175	1,261
Occupancy and equipment	213	193	210
Data processing and communication	227	175	208
Professional fees	129	66	140
Directors’ fees	115	117	55
ATM and debit card	58	61	49
Foreclosed assets, net	2	5	(4)
Advertising and marketing	30	53	42
Franchise and shares tax	27	(16)	58
Other	181	173	182
Total non-interest expense	2,185	2,002	2,201
Income (loss) before income tax expense	75	199	(182)
Income tax expense (benefit)	2	28	(41)
NET INCOME (LOSS)	$73	$171	$(141)

Earnings (loss) per share:
Basic	$0.02	$0.04	$(0.03)
Diluted	0.02	0.04	N/A

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended
(Dollars in thousands)	3/31/2023	12/31/2022	3/31/2022
EARNINGS DATA
Total interest income	$2,267	$2,106	$1,911
Total interest expense	301	206	160
Net interest income	1,966	1,900	1,751
Provision for (reversal of) credit losses	-	-	(71)
Total non-interest income	294	301	197
Total non-interest expense	2,185	2,002	2,201
Income tax expense (benefit)	2	28	(41)
Net income (loss)	$73	$171	$(141)

AVERAGE BALANCE SHEET DATA
Total assets	$271,910	$270,121	$286,955
Total interest-earning assets	257,340	256,033	274,249
Total loans	133,781	133,102	131,009
Total interest-bearing deposits	142,500	139,134	147,824
Total interest-bearing liabilities	151,716	149,064	156,858
Total deposits	174,597	170,952	179,615
Total shareholders' equity	87,350	88,558	97,366

SELECTED RATIOS
Return on average assets	0.11%	0.25%	(0.20)%
Return on average equity	0.34	0.76	(0.59)
Efficiency ratio	96.68	90.99	112.98
Net interest margin(TE)	3.10	2.96	2.59
Average equity to average assets	32.12	32.78	33.93
Common equity Tier 1 capital ratio(1)	56.43	56.17	57.98
Tier 1 leverage capital ratio(1)	30.11	30.37	28.39
Total risk-based capital ratio(1)	57.69	57.42	59.24

ALLOWANCE FOR LOANS LOSSES
Beginning balance	$1,807	$1,804	$2,276
CECL adoption impact	209	-	-
Provision for (reversal of) credit losses	-	-	(71)
Charge-offs	(7)	(19)	(63)
Recoveries	61	22	31
Net (charge-offs) recoveries	54	3	(32)
Ending balance	$2,070	$1,807	$2,173

CREDIT QUALITY
Non-accruing loans	$1,618	$1,494	$1,269
Accruing loans 90 days or more past due	69	191	-
Total non-performing loans	1,687	1,685	1,269
Foreclosed assets	320	320	320
Total non-performing assets	$2,007	$2,005	$1,589

Total non-performing loans to total loans	1.27%	1.26%	0.96%
Total non-performing assets to total assets	0.73	0.76	0.55

(1)	Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.